CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Income Funds of our report dated May 27, 2020, relating to the financial statements and financial highlights, which appears in AIG Flexible Credit Fund, AIG Strategic Bond Fund and AIG U.S. Government Securities Fund’s Annual Report on Form N-CSR for the year ended March 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 27, 2020